Exhibit 10.7

EXECUTION VERSION

MANUFACTURING SERVICES AGREEMENT

As evidenced by the signatures below of their respective authorized officers, NCR Voyix Corporation and Terafina Software Solutions Private Limited (collectively “NCR Voyix”) and NCR Corporation India Private Limited (“Supplier”) (each, a “Party” and together, the “Parties”) enter into this Manufacturing Services Agreement, which consists of (a) the terms and conditions on this cover page, (b) the attached General Terms and Conditions, (c) the Exhibits and Attachments attached to the General Terms and Conditions and (d) the NCR Voyix Supplier Quality Manual, each effective as of the Commencement Date (collectively, the “Agreement”).

In this Agreement all capitalized terms shall have the meanings set forth in Section 1 of the General Terms and Conditions “Definitions”. Other capitalized terms used in the Agreement (including the various Exhibits, Attachments and Statements of Work referenced in any of the foregoing) but not set forth in the Section 1 of the General Terms and Conditions “Definitions” are defined where they are used and have the meanings there indicated.

NCR CORPORATION INDIA PRIVATE LIMITED		NCR VOYIX CORPORATION

BY:	/s/ Ajay Jhamb	BY:	/s/ Michael D. Hayford
NAME: Ajay Jhamb		NAME: Michael D. Hayford
TITLE: India Finance Director - Controllership & Tax		TITLE: Chief Executive Officer

DATE: October 16, 2023		DATE: October 16, 2023

TERAFINA SOFTWARE SOLUTIONS PRIVATE LIMITED

BY:	/s/ Manohar Shinde
NAME: Manohar Shinde
TITLE: Finance Controller - Controllership & Tax

DATE: October 16, 2023

List of Exhibits

Exhibit 1	Statement of Work – Manufacturing Services, Lead Times, Charges and Specifications

Exhibit 2	Service Levels

Exhibit 3	Data Security and Privacy

Exhibit 4	Supplier Information Security Standards

Exhibit 5	Security Safeguards

Exhibit 6	Support Services

Exhibit 7	Approved Vendor List

Exhibit 8	Minimum Contract Requirements

Exhibit 9	Forecasting, Ordering & Inventory

Exhibit 10	NCR Voyix Supplied Software

Exhibit 11	NCR Voyix Inventory Purchase Terms

Exhibit 12	Termination/Expiration Assistance

General Terms and Conditions

1.	Definitions

All capitalized terms used in this Agreement have the meanings set forth below:

1.1 “Active Inventory” is raw material that is still included in a bill of material of saleable feature or Product or is usable as a substitute through engineering approval.

1.2 “Affiliates” means, with respect to a party, any entity at any time controlling, controlled by or under common control with such Party; where “control” means directly or indirectly, having ownership of 50% or more of the outstanding ownership interest of such entity or the equivalent right under contract to control management decisions.

1.3 “Applicable Laws” means all applicable federal, national, regional, state, local, foreign laws, rules, acts, regulations, orders, including but not limited to laws pertaining to anti-bribery, anti-corruption, employment, import and export compliance, antitrust, environmental health, safety and electronic/product and waste take-back, together with regulatory and governmental permits, licenses, authorizations, and exemptions with respect to inter alia the environment, air, soil, (ground) water, underground storage tanks, waste, electricity, safety, zoning and the operations of the Supplier.

1.4 “Business Days” means each day of the week excluding Sunday, and any public holidays.

1.5 “Commercially Reasonable Efforts” means taking such steps and performing in a prudent, diligent, and reasonable manner to achieve a particular desired result for its own benefit and the benefit of all its customers.

1.6 “Company Information” means collectively the Confidential Information and trade secrets of a Party and/or a designated group including such Party. Company Information also includes information which has been disclosed to such Party and/or a designated group including such Party by a third party, which Party and/or a designated group including such Party is obligated to treat as confidential or secret.

1.7 “Confidential Information” means any and all proprietary business information (including, without limitation, Personally Identifiable Information) of the disclosing Party that is reasonably related to this Agreement and is designated as confidential by the disclosing Party, or the receiving Party knows is confidential or should know is confidential, including, without limitation, any and all proprietary information which the receiving Party becomes aware of as a result of its access to and presence at the other Party’s facility.

1.8 “Excess Inventory” means raw material that is Active Inventory, but current on hand inventory plus in transit inventory exceeds gross demand over 12 months.

1.9 “Forecast” means a forecast of the Products required by NCR Voyix as further described in Section 7.

1.10 “Improvement” means any modifications, improvements, enhancements or derivatives (including derivative works).

1.11 “Intellectual Property” has the meaning given to such term in the SDA.

1.12 “Materials” means raw materials, components, and parts for the manufacture of Products.

1.13 “Material Conversion Cost” or “MCC” means materials, duty, export and import (“EXIM”) charges, insurance, freight, resources, and overhead.

1.14 “NCR Voyix Data” means (i) all data and information collected, generated, provided or submitted by, or caused to be collected, generated, provided or submitted by, NCR Voyix and/or its Affiliates in connection with the Services; (ii) all data and information regarding NCR Voyix and/or its Affiliates collected, generated or submitted by, or caused to be collected, generated, provided or submitted by, Supplier and/or its Affiliates and subcontractors; (iii) all data and information regarding NCR Voyix and its Affiliates processed or stored, and/or then provided to or for NCR Voyix and/or its Affiliates, as part of the Services, including, without limitation, data contained in forms, reports and other similar documents provided by Supplier as part of the Services; and (iv) Personally Identifiable Information, but excluding from items (i) through (iv), information regarding Supplier’s personnel provided to NCR Voyix, and regarding Supplier’s costs other than those costs that Supplier is obligated to provide to NCR Voyix and/or its Affiliates under the Agreement.

1.15 “NCR Voyix Supplied Software” means software owned or licensed by NCR Voyix that is provided to Supplier, either to install in Supplier’s systems or to access through an NCR Voyix portal, for purposes of manufacturing the Products. The NCR Voyix Supplied Software is listed on Exhibit 10 along with the rights to access and use each such software for purposes of Supplier’s manufacture of the Products.

1.16 “Non-Active Inventory” is raw material that is not included in a bill of material of saleable feature or Product or is unsuitable for the manufacture of Products under this Agreement resulting from (i) changes in Specifications or an engineering change, or (ii) Product discontinuation.

1.17 “Obsolete Inventory” means raw material that is Non-Active Inventory.

1.18 “New Intellectual Property” means any and all Intellectual Property arising or resulting from or under this Agreement (including from the provision of Services and other activities), including for or under an Order.

1.19 “Personally Identifiable Information” means any and all information provided by NCR Voyix and/or its Affiliates or collected by Supplier for NCR Voyix (i) that identifies, or when used in combination with other information provided by NCR Voyix and/or its Affiliates or processed by Supplier on behalf of NCR Voyix and/or its Affiliates identifies, an individual, or (ii) from which identification or contact information of an individual person can be derived. Personally Identifiable Information can be in any media or format, including computerized or electronic records as well as paper-based files. Personally Identifiable Information includes, without limitation, a person’s name, home and work contact information, email address, social security number, social insurance number, or other government-issued identifier, and all information about the individual’s relationship with NCR Voyix and/or its Affiliates (such as compensation and benefits information, education, training and professional qualification data, job information, health and disability data, products and services purchased data, products and services usage data, etc.) Additionally, to the extent any other information (such as, but not necessarily limited to, biometric information) is associated or combined with Personally Identifiable Information, then such information also will be considered Personally Identifiable Information.

1.20 “Pre-Existing Intellectual Property” means any and all Intellectual Property (a) existing as of the Commencement Date or arising or resulting from such Intellectual Property, or (b) arising or resulting from any creations or developments outside the scope of the Agreement.

1.21 “Products” means those products identified in Exhibit 1 to this Agreement.

1.22 “SDA” means Separation and Distribution Agreement by and between NCR Voyix Corporation and NCR Atleos Corporation dated as of October 16, 2023

1.23 “Services” means the services Supplier will provide to NCR Voyix in relation to the manufacturing and storage of Products in accordance with this Agreement.

1.23 “Specifications” means all designs, drawings, blueprints formulations, models, specifications, manufacturing data, know-how and other technical information relating to the design and manufacture of Products, that are provided by NCR Voyix to Supplier for the purpose of manufacturing and packaging the Products. Specifications are NCR Voyix’s Confidential Information.

2. Term. The term of this Agreement starts on the date NCR Voyix completes the legal separation of its ATM business (“Commencement Date”) and continues for a period of 5 years (the “Term”), after which the Agreement will expire.

3.	Appointment of Supplier

3.1 Supplier will be a non-exclusive manufacturer, assembler and supplier of the Products described in Exhibit 1 to NCR Voyix pursuant to the Specifications. The Services include Supplier’s obligations to procure Materials and other supplies and to manufacture, assemble and test the Products. The parties may update the Products specified in Exhibit 1 from time to time.

3.2 During the Term, Supplier will occupy and maintain facilities in compliance with all Legal Requirements (as defined in Section 17) and adequate to produce the Products for sale and delivery to NCR Voyix and to perform its other obligations under this Agreement.

3.3 Supplier is fully and primarily responsible for all obligations, and any breach thereof, of its Affiliates and subcontractors who provide Services or otherwise act under this Agreement.

3.4 The Supplier will store on its premises or, when necessary, arrange for outside storage of Products and Materials, under safe and secure conditions and in accordance with the instructions of NCR Voyix. Supplier will maintain current and accurate records of all Materials and Products in storage.

4.	Charges and Payment.

4.1 NCR Voyix will pay Supplier the charges for Products and Services based on the following formulae:

For annual spend of up to $136M, –Material Conversion Cost plus MVA. “Material Value Add” or “MVA” is calculated as 5% of the MCC.

For annual spend in excess of $136M – pricing will be determined in accordance with Exhibit 1.

4.3 Supplier and NCR Voyix will review the MCCs quarterly in accordance with the terms of Exhibit 1, and Supplier and NCR Voyix will mutually agree on the respective cost impact of any changes.

4.4 Supplier will invoice NCR Voyix on Delivery and payment is due within 45 days of the invoice date. All payments between the parties will be made in U.S. dollars.

4.5 Supplier will use Commercially Reasonable Efforts to achieve a 5% cost reduction in MVA year on year.

5.	Taxes

The Charges contained in this Agreement are exclusive of any and all taxes, fees, duties or governmental impositions whatsoever, including, without limitation, any and all customs duties and sales, use, excise, value-added, consumption and similar taxes, that may be levied as a result of the sale or delivery of any Product under this Agreement. Supplier’s invoices will state all applicable taxes, if any, by tax jurisdiction and with a proper breakdown between taxable and non-taxable Products. Supplier assumes responsibility to timely remit all tax payments to the appropriate governmental authority in each respective jurisdiction. Supplier and NCR Voyix agree to cooperate to minimize, wherever possible and appropriate, any applicable taxes, and provide reasonable notice and cooperation in connection with any audit. Upon NCR Voyix request, Supplier will deliver the appropriate documentation as required by the corresponding jurisdictional tax laws, within 15 business days from such request. Supplier will reimburse NCR Voyix for any claims by any jurisdiction relating to taxes paid by NCR Voyix to Supplier; and for any penalties, fines, additions to tax or interest thereon imposed as a result of Supplier’s failure to timely remit the tax payment to the appropriate governmental authority in each respective jurisdiction. Supplier will also reimburse NCR Voyix for any claims made by a taxing jurisdiction for penalties, fines, additions to tax and the amount of interest thereon imposed with respect to Supplier’s failure to invoice NCR Voyix for the correct amount of tax, provided such failure is not the result of Supplier’s reasonable reliance on exemption documentation delivered to Supplier by NCR Voyix. Supplier is responsible for all taxes based upon its personal property ownership and gross or net income.

6.	Shipment, Delivery, and Title

6.1 Supplier will deliver Products FCA: Chennai Factory Dock (Incoterms 2020) (“Delivery”). Title and risk of loss for all Products transfer to NCR Voyix upon Delivery.

6.2 Without prejudice to any other rights and remedies available to NCR Voyix, Supplier will notify NCR Voyix promptly upon the Supplier having reasonable belief that an agreed upon Supplier ship date (“SSD”) will not be met. Supplier must obtain the prior written consent of NCR Voyix for alternate Product substitution in accordance with Section 12 (Specifications). If Product (conforming to the Specifications and all quality and other requirements herein) is not delivered by the SSD due to any reason attributable to Supplier, the terms relating to on time delivery in Exhibit 2 (Service Levels), apply.

7.	Forecast

7.1 NCR Voyix will provide Supplier a monthly, rolling, non-binding, 12-month feature level Forecast for the Products throughout the Term, and Supplier will use the Forecast to manage the material, production, inventory, and distribution level of the Products. Supplier will acknowledge each monthly Forecast within 5 Business Days of receipt of such Forecast. In addition, NCR Voyix will provide Supplier a 12-month top line schedule (“TLS”) by Product class monthly. Supplier will satisfy the required production quantity within the established lead times subject to the flexibility parameters as specified in this Agreement. Supplier will load the monthly Forecast within its MRP system and advise NCR Voyix promptly if it cannot comply with any Forecast. NCR Voyix will have the flexibility on monthly Forecast volume as more specifically described in Exhibit 9.

8.	Purchase Orders

8.1 NCR Voyix will issue purchase orders to Supplier for Products (“Purchase Orders” or “POs”) using NCR Voyix’s standard form of purchase order which will contain Product identification, Purchase Order quantity, price and a need by date based on the lead times set forth in Exhibit 1 or any other written agreement between the Parties. NCR Voyix will have no obligation to purchase any Products until a Purchase Order for Products has been placed with Supplier. Supplier will acknowledge a Purchase Order and provide a Supplier ship date (“SSD”) within 5 business days after receipt of the Purchase Order. After 5 business days, in the absence of a written acknowledgement, the Purchase Order will be deemed accepted by Supplier. Orders are deemed conforming (and may not be rejected by Supplier) if: (a) the delivery dates are based on agreed lead times, (b) the quantity is within the limits set forth in the Forecast or within the quantity flexibility limits described in Exhibit 9, and (c) Purchase Orders are based on the price agreed by the parties. For any unforecasted order outside the flexibility parameters set forth in Exhibit 9, the SSD will be based on the earliest material availability date.

8.2 The SSD will be within the need by date if the Purchase Order is (a) within forecast, plus upside flexibility parameters set forth in Exhibit 9, and (b) includes a need by date based on the agreed lead time. If the Purchase Order includes a need by date inside the agreed lead time and is for Products not included in the Forecast, Supplier may request additional material expedite costs and/or overtime costs for PPV in accordance with Exhibit 9. Upon NCR Voyix’s approval for such additional costs, Supplier will provide a SSD based on the earliest material availability date.

8.3 NCR Voyix may, at no additional cost and without penalty, but subject to the flexibility parameters in Exhibit 9, re-schedule a Purchase Order from its originally scheduled ship date over a period not to extend beyond 6 months from the originally scheduled ship date.

9.	Inventory

9.1 During the Term, Supplier will procure Materials and packaging, and manage Materials inventory to ensure delivery of Products in accordance with the agreed lead times and SSD.

9.2 Excess and Obsolete Inventory. Inventory will be categorized into either Active or Non-Active Inventory on a quarterly basis. NCR Voyix’s liability for Excess and Obsolete Inventory will be determined in accordance with the terms of Exhibit 9.

9.3 NCR Voyix will have no liability for Excess Inventory and Obsolete Inventory (a) not ordered in accordance with demand and Reasonable Material Planning and Procurement Practices (defined in Exhibit 9); and (b) that would not have been delivered to Supplier had Supplier timely exercised rights of cancellation that are applicable to its order(s) for such raw material.

9.4 NCR Voyix may advise Supplier that NCR Voyix has excess inventory of certain Part numbers (“NCR Voyix Inventory”). Supplier will use Commercially Reasonable Efforts to purchase NCR Voyix Inventory before placing new orders with suppliers on the AVL. Supplier will purchase NCR Voyix Inventory from NCR Voyix at the standard price they would have paid the supplier and pursuant to the terms in Exhibit 11 (NCR Voyix Inventory Purchase Terms).

10.	Approved Vendors

10.1 Supplier agrees to purchase all raw materials, components and parts (“Materials”) for the manufacture of Products from the suppliers mandated by NCR Voyix (“Approved Vendors”). The initial list of Approved Vendors is set forth in Exhibit 7. NCR Voyix may provide an updated Approved Vendor list to Supplier from time to time. Any use by Supplier of any Materials provided by Approved Vendors is limited to fulfilling the requirements of this Agreement.

10.2 If NCR Voyix has a master-type agreement with an Approved Vendor (“NCR Voyix Master Agreement”), Supplier will purchase all Materials from the Approved Vendor using NCR Voyix’s agreement with the Approved Vendor. If NCR Voyix does not have a master-type agreement with the Approved Vendor Supplier will purchase under terms at least as favorable to Supplier as the terms herein for NCR Voyix, including the minimum contract requirements set forth in Exhibit 8 (“Minimum Contract Requirements”) and Supplier will name NCR Voyix as a third-party beneficiary of those terms. The parties acknowledge and agree that NCR Voyix retains authority to change the Minimum Contract Requirements. NCR Voyix will provide reasonable assistance to Supplier to obtain the same payment terms with Approved Vendors as NCR Voyix has with such Approved Vendors. Supplier must obtain express, written approval from NCR Voyix before purchasing Parts from an Approved Vendor without the Minimum Contract Requirements, such approval not to be unreasonably withheld.

10.3 For any and all defects arising from any Material acquired by Supplier through Approved Vendors, whether or not such Material is purchased under an NCR Voyix Master Agreement: (1) for Material identified as defective at the Supplier site, Supplier will return the defective Material to the Approved Vendor and manage the warranty claims process. If, after making best efforts to resolve a warranty non-conformance, Supplier has been unable to resolve a warranty claim with an Approved Vendor, NCR Voyix will provide Supplier with reasonable assistance to resolve the warranty claim with the Approved Vendor; and (2) for Material that fails in the field, NCR Voyix will return the defective Material to the Approved Vendor and manage the warranty claims process. If Supplier purchases Material from a supplier that is not an Approved Vendor in accordance with Section 10.4, Supplier is responsible for the management of all warranty claims with such suppliers.

10.4 Supplier may request authorization from NCR Voyix to use a third-party supplier that is not on NCR Voyix’s Approved Vendor list. NCR Voyix may accept or reject such request at its discretion, provided always that any acceptance will be subject to approval by NCR Voyix’ and any purchase cost benefit being passed on 100% to NCR Voyix from the date of implementation of the change. For the avoidance of doubt, NCR Voyix approval does not in any way relieve Supplier of its warranty obligations, and Supplier will have ongoing responsibility for quality management and adherence to Specifications.

11.	Quality Assurance; Product Inspection

11.1 Supplier will comply with all quality assurance procedures specified by NCR Voyix and agreed with Supplier. From time-to-time NCR Voyix may conduct additional testing of the Products or of Product samples provided by Supplier to ensure that the Products satisfy the standards of the Specifications. NCR Voyix has the right, at NCR Voyix’s cost and expense, to visit and enter Supplier’s facility at reasonable times to inspect the facility, goods, materials, and any property of NCR Voyix covered by this Agreement or any Purchase Order and Supplier’s records relating to any such property, including any and all of Supplier’s test data.

11.2 Supplier agrees to maintain, and provide copies to NCR Voyix if requested, test data documentation that accurately measures and ensures compliance with critical dimensions, material composition (as necessary) to establish compliance with the Specifications or law, and other critical requirements provided by NCR Voyix in the Specifications. Supplier will maintain such test data documentation for a period of five years from the date of expiration or termination of this Agreement or date of final shipment of Products, whichever is later.

11.3 NCR Voyix may inspect Products both prior to shipment and at the ultimate destination to determine if the Products conform to the Specifications. Failure by NCR Voyix to inspect or verify pursuant to this provision does not relieve the Supplier from its obligations under the Agreement.

11.4 Based upon its inspection and testing at its ultimate destination, NCR Voyix may reject any shipment or part thereof that NCR Voyix determines in its discretion does not meet the Specifications, the packaging requirements, the quality control requirements, or any other term or condition of this Agreement. NCR Voyix will notify Supplier of any such rejection and provide Supplier evidence of such alleged non-conformance and the reasons for such rejection. NCR Voyix will hold the Product and allow Supplier to verify such claim of non-conformance, which in no event may take more than three business days. Supplier will credit back any charges and both Parties will agree on a suitable disposition of the Product per the remedies set forth in Section 21 and the Support Services Exhibit.

11.5 Inspection of Products by NCR Voyix whether during manufacture, prior to delivery, or within a reasonable time after delivery, and whether at Supplier’s facility or at any other location, shall not constitute acceptance of any work-in-progress or of any finished goods. Further, acceptance of such Products shall not relieve Supplier of its warranty obligations under Section 21(Warranty).

11.6 Supplier is responsible for replacing non-complying Product in accordance with Section 21 (Warranty).

11.7 Disposal of Products. Supplier will inform NCR Voyix of any Products that fail to meet Specifications, which Products require to be disposed of by NCR Voyix. Supplier will, at the instruction of NCR Voyix, assist NCR Voyix in disposing of the non-conforming Products.

12.	Specifications

12.1 Supplier must produce all Products in strict compliance with the Specifications; provided, however, that NCR Voyix must provide Supplier reasonable prior written notice of any superseding Specifications.

12.2 NCR Voyix reserves the right at any time to direct changes to drawings and Specifications of the Products or otherwise to change the Products covered by this Agreement or any Purchase Order, including with respect to such matters as inspection, testing, and quality control, and Supplier agrees to make all such changes promptly in accordance with the Change Control Process.

12.3 Supplier must obtain the written consent of NCR Voyix before making any substitutions, improvements, modifications, or changes to any of the Products or manufacturing processes it employs. NCR Voyix may grant or withhold its consent to such substitutions, improvements, modifications, or changes, in its sole discretion. Supplier must receive NCR Voyix’s consent to any substitutions, improvements, modifications, or changes through NCR Voyix’s change and qualification process in effect at the time of the proposed change and the Change Control Process.

13.	Packaging, Enclosures and Marking Specifications

13.1 Supplier will pack, mark and ship Products properly in accordance with the Specifications.

13.2 Each Product and its packaging must bear an appropriate country of origin legend and the appropriate trademark notice adjacent to any NCR Voyix registered or common law trademark used as set forth in the Specifications.

13.3 If NCR Voyix instructs Supplier to provide the content for the packaging, Supplier will substantiate all claims made by Supplier with respect to the Products (e.g., claims regarding performance of the Products or benefits the user of the Products receives). Such substantiation will be provided to NCR Voyix with the samples and will demonstrate that such claims are compliant with all Applicable Laws, including, but not limited to, Federal Trade Commission and European Union regulations. If NCR Voyix instructs Supplier to provide the content for the packaging, Supplier will ensure that the packaging complies with any and all other environmental labeling, reporting, disclosure and registration requirements imposed by any governmental body with respect to the chemicals and substances in its manufacturing process as instructed by NCR Voyix.

13.4 If NCR Voyix provides the packaging for Products, Supplier agrees that it will not use NCR Voyix packaging in any manner except in connection with the Services and manufacture of the Products.

14.	Performance/Service Levels

14.1 Starting on the Commencement Date, Supplier agrees to perform and provide the Services in a manner that shall meet or exceed each of the applicable Service Levels and other requirements set forth in the “Service Levels” Exhibit, subject to the limitations and in accordance with the provisions set forth in the Agreement, and to standards satisfied by well-managed operations performing services similar to the Services.

14.2 Supplier will perform and deliver to NCR Voyix within five business days of a Service Level Default (as defined in the Service Levels Exhibit) a root cause analysis for any incident that contributes to the occurrence of a Service Level Default and, will use Commercially Reasonable Efforts to correct any and all failures causing and/or contributing to the occurrence of a Service Level Default and thereafter satisfy the applicable requirements set forth in the Agreement (including Critical Service Level(s) (as defined in the Service Levels Exhibit)). At the request of NCR Voyix, and upon any failure to satisfy any Critical Service Level for any month, Supplier will: (a) perform an analysis to identify the cause(s) of such failure, (b) provide NCR Voyix with a written report of the results of such analysis and the procedure for correcting the failure, and (c) keep NCR Voyix informed of the status of Supplier’s remedial efforts with respect to the failure. Supplier will provide the required report within 30 days of the applicable Critical Service Level(s) failure, or within such other timeframe as is reasonably requested by NCR Voyix. Supplier will prepare and deliver to NCR Voyix, on a monthly basis, a report describing Supplier’s performance of the Services with respect to Supplier’s attainment of the Service Levels as set forth in the “Service Levels” Exhibit. Supplier will deliver such report to NCR Voyix not more 15 business days following the end of each month.

14.3 Subject to NCR Voyix’s prior approval, Supplier will implement the necessary measurement and monitoring tools and procedures required to set baseline measurements and to measure and report Supplier’s performance of the Services against the Service Levels and other requirements set forth in the “Service Levels” Exhibit as such standards and levels may be developed, modified and changed during the Term and as the Services may evolve and be supplemented and enhanced during the Term. Such measurement and monitoring will permit reporting at a reasonable level of detail sufficient to verify compliance with the Service Levels and other requirements set forth in the “Service Levels” Exhibit. Supplier will prepare and maintain detailed records regarding its compliance with the Service Levels and other requirements set forth in the “Service Levels” Exhibit and will permit NCR Voyix and its designees access to all such records for the purposes of performing verifying audits, planning and identifying possible process improvements. Upon request, Supplier will provide NCR Voyix with information and reasonable access to such tools and procedures, and the records relating thereto, for purposes of verification of the reported performance levels.

15.	Approval of Changes; Change Control Process

15.1 The Parties will follow an agreed change control process (the “Change Control Process”) to manage Changes to the Services and the methods used to provide the Services in a controlled manner with minimum disruption. “Change” means the addition, modification, or removal of any aspect of the Services and/or the methods used to provide the Services, including without limitation an engineering change to the Products and any resultant adjustment to the cost and/or schedule for the Services. The purposes and objectives of the Change Control Process are (a) to determine whether a Change to the Services and/or the methods used to provide the Services is acceptable to both Parties and/or included as part of the Services or constitutes a new service, (b) to prioritize all requests for Changes, (c) to minimize the risk of exceeding time and/or cost estimates associated with the Change by identifying, documenting, quantifying, controlling, managing and communicating Change requests, their disposition and, as applicable, implementation, (d) to identify the different roles, responsibilities and actions that shall be assumed and taken by the Parties to define and implement the Changes, and (e) to agree on the equitable adjustment to the schedule and cost, if any, for Services as a result of the Change. The Change Control Process covers activities from receipt of a request for a Change to assessment, scheduling, implementation and, finally, post-implementation review. The Change Control Process will produce approval or other action with respect to any proposed Change. Supplier will not carry out any Change that is not approved by NCR Voyix pursuant to a Change Request Authorization in accordance with Section 15 or an Amendment in accordance with Section 15.5.

15.2 NCR Voyix must approve in advance any Change in the manner in which Supplier performs and delivers the Services that may affect Product form, fit or function that (a) requires NCR Voyix to change the way it conducts its operations; (b) increases fees or the costs (including taxes) incurred by NCR Voyix; (c) involves any change in the locations at or from which any of the Services are performed or provided; (d) could result in any decrease in the security or integrity of the operations or the Company Information of NCR Voyix; (e) involves any amendment, modification or other change to any third-party contract, or (f) involves new services. NCR Voyix will have the right to set priorities in scheduling work.

15.3 If an approved Change would result in a Change that is not covered by Section 15.2, above, the Parties may execute a Change Request Authorization to. effect such Change without the need to amend the Agreement.

15.4 Notwithstanding the foregoing, Supplier may make an emergency change to the Services without NCR Voyix’s prior approval if required to ensure the uninterrupted delivery of the Services or any portion thereof or to minimize damage to NCR Voyix Data. In each such event, Supplier will promptly (but in no event longer than 24 hours after the decision to make such change), notify NCR Voyix, orally and in writing, of such change, the time and date on which such change was implemented and the reasons(s) for such changes. If such change would have required NCR Voyix’s prior approval under the Agreement, except for this emergency exception, NCR Voyix may direct Supplier to remove such change and Supplier will promptly remove such change and restore the Services as performed and/or delivered prior to such change.

15.5 If NCR Voyix fails to perform any of its material obligations under the Agreement or Supplier is otherwise expressly entitled under the Agreement to an increase in the fees, relief from the Service Levels, or any other relief from or adjustment to any term, condition, or requirement under the Agreement upon the occurrence or non-occurrence of any event, through no fault of Supplier, Supplier may request from NCR Voyix an equitable adjustment in the fees, or such other relief as set forth in this Section, or both; provided, however, that Supplier’s right to request such an equitable adjustment or other relief is conditioned on Supplier’s providing to NCR Voyix a written notice as soon as practicable, but in any event not later than ten days, after Supplier knew or should have known of the occurrence or condition giving rise to the claim for equitable adjustment or other relief. Any such claim not made as set forth in this Section is waived. Any addition, modification or change to any terms of the Agreement based on such a claim must be by a written amendment of the Agreement. Failure of the Parties to agree on the entitlement to or the scope or amount of an equitable adjustment or other relief under this Section 15.5 will be treated and resolved as a dispute under the Agreement.

16.	Safety Approval

Supplier will provide all appropriate and required assistance to cause the products to meet and continue to meet the various legal requirements, Underwriters’ Laboratories (“UL”) and any other applicable industry body standards (including but not limited to Technischer Überwachungsverein (TUV)), and all U.S., federal, state and local governmental regulations applicable to the Products, including, but not limited to: if applicable; Canadian Standards Association (“CSA”) and all Canadian federal, provincial and local governmental requirements, including applicable Health Canada regulations for Products to be sold in Canada, if applicable; European Union governmental requirements and directives for Products to be sold in Europe including the Conformite Europeene Mark (CE Mark), if applicable; and any other comparable laws and regulations of any country or subdivision thereof to which the Products are intended to be sold to NCR Voyix customers. Any cost related for such assistance, samples and requested changes will be quoted to NCR Voyix and mutually agreed prior to providing such service.

17.	Legal Requirements

17.1 Supplier will apply for and obtain all licenses, permits, approvals, certifications, safety certifications and other authorizations from, and will make all filings, notifications, and registrations with, all governmental and industry authorities and agencies as are necessary or appropriate in relation to the performance of the Services and Supplier’s manufacturing operations. All certifications or compliance requirements that are unique to the Products (and which are not applicable to a manufacturer generally) will be identified to Supplier by NCR Voyix in the Specifications. Supplier will also, with NCR Voyix’s approval, and at NCR Voyix’s expense, modify the Services pursuant to the Change Control Process and in a timely manner as necessary to conform to any changes to such Product specific requirements. Supplier further represents, warrants and covenants that it will strictly comply, with all laws, rules, regulations, policies, procedures, standards and orders, of whatever kind and nature of all applicable governmental and industry bodies, now or hereafter in effect, applicable to Supplier and any of its subcontractors in its and their capacity as a subcontractor to Supplier, in providing the Services provided hereunder or applicable to corporations generally (e.g., environmental laws) (collectively, the “Legal Requirements”), and that it will pay all fees and other charges that may be required in order to comply with all such laws, rules, regulations, policies, procedures, standards and orders. Supplier acknowledges receipt of and agrees to strictly adhere to the NCR Voyix Supplier Quality Manual, as amended from time to time, which is incorporated herein in its entirety by this reference.

17.2 NCR Voyix reserves the right to investigate any potential violation of this Section in accordance with Section 19. This right to investigate includes, but is not limited to, the right of NCR Voyix, or its representatives or customers, to inspect, without prior notice, Supplier’s manufacturing facilities to ensure compliance with this Section. If an inspection reveals a material breach of this Agreement, then, without limiting NCR Voyix’s other remedies under this Agreement, Supplier shall promptly reimburse NCR Voyix for the actual cost of the inspection and auditor, including auditor’s fees.

17.3 In the event that Supplier is notified (by the applicable governmental or industry body or by NCR Voyix) that Supplier is not in compliance with any Legal Requirement relating to the performance of its obligations under this Agreement, then Supplier will notify NCR Voyix and, at Supplier’s sole expense and within the time period specified by any applicable governmental or industry body or, if none, promptly comply with such Legal Requirement. Further, Supplier must notify NCR Voyix of any inspections of its facilities, equipment, or personnel by any governmental or industry body and must provide NCR Voyix with a copy of the results of any such inspection and of any corrective action required or recommended by such body, within a reasonable time period after its receipt of such results, requirement, or recommendation.

17.4 NCR Voyix may request test reports and documentation to ensure compliance with this Section 17. NCR Voyix may require additional reports, conduct audits and request adequate assurances from Supplier at any time thereafter if NCR Voyix has a reasonable belief that Supplier is not compliant with this Section 17. Such audits or inspections will be conducted in accordance with Sections 19.1 and 19.2.

17.5 NCR Voyix will indicate in the Specifications where Product or Material must comply with particular country federal, state and other governmental regulations in effect at the time of manufacture, including without limitation the 1990 Clean Air Act, CTPAT, RoHS, WEEE, and FCC regulations, and will provide Specifications that comply with such regulations. Supplier will use specified Material that meets the Specifications and assemble the Product in accordance with Specifications. Where Supplier knows or suspects that parts or Material being produced by a materials vendor that provided Supplier or NCR Voyix with a certification of compliance with any regulatory obligation does not meet such certification standards, Supplier will immediately inform NCR Voyix.

17.6 “Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition, ecodesign (Directive 2009/125/EC), energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including, without limitation, NCR Voyix’s obligations under the Dodd-Frank Wall Street Reform and Consumer Protection Act with respect to disclosure regarding its use of conflict minerals.

17.7 Where NCR Voyix notifies Supplier in writing, including by inclusion in the Specifications, that the Product is subject to Materials Declaration Requirements, Supplier will procure only Materials for which Supplier’s vendor has submitted a Materials Declaration and properly labeled in accordance with the Materials Declaration Requirements. Where NCR Voyix has indicated the use of Approved Vendors (as defined in Exhibit 7), Supplier agrees to procure Materials from such providers or secure NCR Voyix’s written approval to procure Materials from an alternative source. The parties agree that for Materials:

NCR Voyix is responsible for notifying Supplier in writing of the specific Materials Declaration Requirements that NCR Voyix determines to be applicable to the Product and will be solely liable for the adequacy and sufficiency of such determination;

The compliance of the Products with Materials Declaration Requirements is the responsibility of NCR Voyix; and

NCR Voyix is ultimately and solely responsible for ensuring that any Materials used in the Products and the Products are compliant with applicable Materials Declaration Requirements.

17.8 Supplier represents and warrants that (a) Supplier will comply with all Applicable Laws regarding the handling, labeling, packing, transportation, processing, use and disposal of hazardous materials, including lithium batteries, and (b) Supplier has provided its personnel with sufficient training on the handling, labeling, packing, transportation, processing, use and disposal of hazardous materials that are an ingredient or a part of the Products, including lithium batteries, in order for Supplier and its personnel to exercise that measure of care and precaution that will comply with any Applicable Laws and Legal Requirements and prevent bodily injury or property damage in the handling, labeling, packing, transportation, processing, use and/or disposal of the Products, containers and packaging. In addition, Supplier represents and warrants that Supplier will provide any special handling instructions as may be necessary to advise logistics providers, and handlers of the Products and their personnel of how to comply with any applicable Legal Requirements and prevent bodily injury or property damage in the handling, labeling, packing, transportation, processing, use and disposal of the Products, containers, and packaging.

17.9 Code of Conduct. Supplier will conduct business ethically and comply with NCR Voyix’s Supplier Code of Conduct available at this site: http://www.ncr.com/company/suppliers/manuals-forms-and-templates. In connection with providing Services under this Agreement.

18.	Export; Immigration

18.1 The Parties acknowledge that any products, software, data, and technical information (including, but not limited to services and training) provided by NCR Voyix to Supplier and its subcontractors or by Supplier to NCR Voyix under the Agreement may be subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. Each Party agrees that it will not use, distribute, transfer, or transmit any products, software, data, or technical information (even if incorporated into other products) in violation of U.S. export laws and regulations. Neither Party will directly “export” or “reexport” software or “technical data” or other data disclosed to it by the other Party or the direct product of such software or “technical data” or other data to any country, or citizen or resident of any country, prohibited by U.S. export laws or any other applicable laws. Similarly, neither Party will act with the intention of circumventing applicable US export laws and regulations, and neither party will be responsible for the actions by the other Party when that Party does not know or have reason to know that the other Party engaged in a prohibited activity. The Party providing the products, software, data or technical information that will be imported/exported into and from any countries pursuant to the Agreement will make the determination of the applicable and requisite import/export restrictions and requirements and will provide reasonable notice of any such restrictions and requirements to the other Party, with which such restrictions and requirements the other Party must comply. Any change in the manner or method by which the Services are performed or provided as a result of such restrictions and requirements shall be addressed in accordance with the Change Control Process.

18.2 Supplier will, at its cost and expense, to (i) obtain all necessary passports, visas and other immigration documents for its and will cause subcontractors and employees and agents to enter and/or exit, and perform the Services in, India and/or any other jurisdiction required pursuant to the Agreement, (ii) perform all related actions necessary for its employees and agents to enter, and perform the Services in, India and any other jurisdiction required pursuant to the Agreement, and (iii) otherwise comply with all applicable laws and regulations relating to immigration in such jurisdiction(s).

18.3 In performing the Services under the Agreement, NCR Voyix will provide Supplier with ECCNs for any products, software and/or technology which may be subject to export controls and Supplier will ensure that neither it nor any subcontractor employs or utilizes any individual who is (i) listed on the Specially Designated Nationals and Blocked Persons list, promulgated by the U.S. Department of Treasury, Office of Foreign Assets Control (as amended from time to time); or (ii) a foreign national of (A) a country listed in Country Group E:1 of Supplement No. 1 to Part 740 of the Export Administration Regulations promulgated by the U.S. Department of Commerce, Bureau of Industry and Security (as amended from time to time), or (B) a country not listed in Country Group B of such Supplement.

19.	Audit Rights

19.1 Contract Records. Supplier will maintain complete and accurate records of, and supporting documentation for, all charges, all NCR Voyix Data and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data, or information created, generated, collected, processed or stored by Supplier in the performance of its obligations under this Agreement (“Contract Records”). Supplier will maintain such Contract Records in accordance with applicable Legal Requirements and the terms of this Agreement. Supplier will retain Contract Records in accordance with Supplier’s record retention policy but subject to any longer time in NCR Voyix’s record retention policy (as such policies may be modified from time to time and provided to NCR Voyix or Supplier in writing as the case may be) during the Term and thereafter through the end of the fifth full year after the year in which Supplier stopped performing any Services (the “Audit Period”).

19.2 Operational Audits. Upon reasonable advance notice (and no longer than 48 hours), during the Audit Period, Supplier will provide to NCR Voyix (and internal and external auditors, inspectors, regulators and other representatives authorized by NCR Voyix that NCR Voyix may designate from time to time (collectively, “NCR Voyix Auditors”), access at reasonable business hours and at NCR Voyix’s expense, to Supplier Personnel, to the facilities at or from which

Services are then being provided and to Supplier records and other pertinent information, all to the extent relevant to the Services and Supplier’s obligations under this Agreement. Such access may not be withheld for audits concerning NCR Voyix’s compliance with regulatory requirements and Supplier’s compliance with Legal Requirements. Such access is for the purpose of performing audits and inspections to (a) verify the integrity of NCR Voyix Data, (b) examine the systems that process, store, support and transmit that data (including system capacity, performance and utilization), (c) examine the internal controls (e.g., financial controls, human resources controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and the security, disaster recovery, business continuity and back-up practices and procedures, (d) examine Supplier’s performance of the Services, (e) examine Supplier’s measurement, monitoring and management tools and (f) enable NCR Voyix to meet applicable legal, regulatory and contractual requirements. Supplier will (1) provide any assistance reasonably requested by NCR Voyix Auditors in conducting any such audit, including installing and operating audit software, (2) make requested personnel, records, and information available to NCR Voyix Auditors and (3) in all cases, provide such assistance, personnel, records and information in an expeditious manner to facilitate the timely completion of such audit. If an audit reveals a material breach of this Agreement, then, without limiting NCR Voyix’s other remedies under this Agreement, Supplier will promptly reimburse NCR Voyix for the actual cost of the auditor, including auditor’s fees. During the Audit Period, Supplier will (at all times subject to confidentiality requirements between Supplier and its vendors), pass through to NCR Voyix the same prices invoiced to Supplier by such vendors; provide to NCR Voyix auditors access at reasonable hours to Supplier Personnel and to Contract Records and other pertinent information to conduct financial audits to the extent relevant to the performance of Supplier’s obligations under this Agreement to (i) verify the accuracy and completeness of Contract Records, and (ii) verify the accuracy and completeness of Charges and Out-of-Pocket Expenses. If any such audit reveals an overcharge by Supplier, and Supplier does not successfully dispute the amount questioned by such audit, Supplier will promptly pay to NCR Voyix the amount of such overcharge, and Supplier shall promptly reimburse NCR Voyix for the actual cost of such audit (including auditors’ fees).

19.3 NCR Voyix will provide Supplier with a full and complete copy of any audit document on which it relies to claim a breach of the Agreement by Supplier drafted by NCR Voyix or its representative (excluding NCR Voyix’s customers) and such audit will be kept confidential, except to the extent necessary to enforce the terms of this Agreement.

19.4 General Procedures.

a. Supplier will use Commercially Reasonable Efforts to obtain audit rights equivalent to those specified in this Section from all subcontractors and will cause such rights to extend to NCR Voyix Auditors.

b. In performing audits, NCR Voyix Auditors will endeavor to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services.

c. NCR Voyix Auditors will be given adequate private workspace in which to perform an audit, plus access to photocopiers, scanners, telephones, computer hook-ups and any other facilities or equipment needed for the performance of the audit.

19.5 Supplier Internal Audit. If Supplier determines that, as a result of its own internal audit, it has overcharged NCR Voyix, then Supplier shall promptly pay to NCR Voyix the amount of such overcharge

19.6 Supplier Response. Supplier and NCR Voyix will meet promptly upon the completion of an audit conducted pursuant to this Section or issuance of an interim or final report to Supplier and NCR Voyix following such an audit. Supplier will respond to each meeting and audit report in writing within 30 days, unless a shorter response time is specified in such report. Supplier and NCR Voyix will develop and agree upon an action plan to address promptly and resolve any deficiencies, concerns and recommendations identified in such meeting and audit report and Supplier, at its own expense, will undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Supplier’s obligations under this Agreement.

19.7 Supplier Response to External Audits. If an audit by a governmental body, standards organization or regulatory authority having jurisdiction over NCR Voyix or Supplier results in a finding that Supplier is not in compliance with any applicable Legal Requirement or standard, including any generally accepted accounting principle or other audit requirement relating to the performance of its obligations under this Agreement, Supplier will, at its own expense and within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body, standards organization or regulatory authority to the extent necessary to comply with Supplier’s obligations under this Agreement.

20.	Facility Inspection

Supplier agrees to allow NCR Voyix’s representatives or their authorized agents, upon reasonable advance notice, during regular business hours and at its expense to enter Supplier’s premises to inspect the premises, the manufactured Products, and the means for manufacturing Products, including, but not limited to, all reasonably requested documentation related to the Products, facility procedures, and compliance with the Legal Requirements. Supplier is responsible for correcting any deficiencies identified by NCR Voyix’s inspection prior to the production and delivery of the Products. NCR Voyix will cause each of its employees, agents and authorized representatives who have access to Supplier’s facilities, to maintain, preserve and protect all Confidential Information of Supplier and the confidential or proprietary information and technology of Supplier’s other customers.

21.	Warranty.

21.1 Supplier warrants that for a period of 15 months from the date of Delivery (the “Warranty Period”), all Products (a) will be free from defects in workmanship and (b) will conform to the Specifications and the quality provisions of this Agreement. Supplier will promptly provide a new or repaired to like new replacement Product to replace non-complying Products (or provide credit or refund equal to NCR Voyix’s cost of the Product); and at NCR Voyix’s option, Supplier will pay NCR Voyix its costs of remedying the non-compliance at the end user site. Any shipment of non-complying Products by NCR Voyix to Supplier, and the return shipment of repaired or replacement Products by Supplier to NCR Voyix under this paragraph will be at Supplier’s expense. Supplier will have the warranty obligations provided in this Section as to all Products, notwithstanding their acceptance by NCR Voyix.

21.2 In-warranty repair and out of warranty repair processes are described in more detail in the Support Services Exhibit.

21.3 An “Epidemic Failure” is defined as the occurrence of multiple failures of the same component, subassembly, feature, software (for example, processor, memory device, power supply, hard drive, mechanical assembly, processor board, software, etc.), that exhibit a common root cause to the extent that such failures occur in 2% of the units in any Lot. A “Lot” means a specific quantity of Product that is (i) produced under uniform conditions and series of operations, or (ii) produced according to a single manufacturing order or Product model.

21.3.1 In the event of Epidemic Failure caused by failures of Materials supplied by suppliers other than pursuant to a NCR Voyix master agreement Supplier will pass through to NCR Voyix the rights and remedies as provided in the applicable Supplier contract, with the supplier of the failed Materials and provide NCR Voyix reasonable assistance in exercising such rights and remedies. Notwithstanding anything in this Section 21.3.1 to the contrary, if Supplier’s proper performance of the Services should have prevented the Epidemic Failure, then Supplier shall be liable for the costs of repair and replacement of the defective Material in accordance with Section 21.3.2.

21.3.2 NCR Voyix may notify Supplier that an Epidemic Failure has occurred. Such notice will include a description of the nature of the failure and other supporting data. Where the Epidemic Failure is caused by a Services non-conformance, Supplier will be responsible for all costs of implementing the FRO (whether inside or outside of any Warranty Period) including (a) replacement parts, materials, sub-assemblies or supplies; (b) technical support labor costs in handling customer calls; (c) on-site service labor in replacing all Products within the Lot(s); and (d) all packaging, shipping and handling costs to and from NCR Voyix and warehouse locations and Supplier’s repair facility. “FRO” means the detailed plan which is established by the Parties and implemented for the purpose of remedying an Epidemic Failure or a safety/ hazard situation, including at end-user sites, in plants and in warehouses, if applicable. The FRO plan generally will include a process and repair method for deploying and implementing the repair and or replacement of all affected Products in the Lot(s) and the estimated costs to deploy the fix dependent on the quantity of affected Product. The FRO will be applicable for all Products within the relevant Lot(s) unless and to the extent Supplier can establish that specific Products within the Lot(s) are not affected by the root cause. In addition to the foregoing, Supplier will, at NCR Voyix’s option, appoint a senior level representative to coordinate a joint root-cause analysis and cooperate with NCR Voyix in the development of the FRO. Once the source of the Epidemic Failure has been established, Supplier will correct the cause on all Products to be shipped thereafter. For the avoidance of doubt, Supplier has no liability pursuant to Section 21.3 for Epidemic Failures caused by anything other than a Services non-conformance.

21.4 OTHER THAN NCR VOYIX’S TERMINATION RIGHTS UNDER SECTION 28.2, THE REMEDIES SET FORTH IN SECTION 21 CONSTITUTE NCR VOYIX’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE SERVICES WARRANTY MADE BY SUPPLIER IN SECTION 21. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF, AND SUPPLIER EXPRESSLY DISCLAIMS, AND NCR VOYIX EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH

MATERIALS DECLARATION REQUIREMENTS, ANY MATERIAL WARRANTY, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY SUPPLIER, ITS AGENTS OR EMPLOYEES WILL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

21.5 SUPPLIER’S WARRANTY IN SECTION 21 WILL NOT APPLY TO ANY DEFECT CAUSED BY MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, OR ALTERATION, NOT IN ACCORDANCE WITH THE SPECIFICATIONS, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR REQUIRED BY NCR VOYIX (UNLESS SUCH DEFECT WAS CAUSED BY SUPPLIER OR ITS EMPLOYEES OR SUBCONTRACTORS).

22.	Limitation of Liability

22.1 SUBJECT TO THE EXCEPTIONS LISTED IN THIS SECTION 22.1, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OR LOSSES, OR ANY LOSS OF PROFITS UNDER ANY THEORY OF LIABILITY. THE FOREGOING LIMITATIONS DO NOT APPLY TO (A) INDEMNITY, WARRANTY AND CONFIDENTIALITY OBLIGATIONS; (B) LOSSES, LIABILITIES AND DAMAGES ARISING OUT OF OR RESULTING FROM PERSONAL INJURY TO THE EXTENT CAUSED BY A PARTY’S NEGLIGENCE OR WILFUL MISCONDUCT; OR (C) LOSSES, LIABILITIES AND DAMAGES ARISING OUT OF OR RESULTING FROM SUPPLIER’S GROSS NEGLIGENCE, FRAUD, WILFUL MISCONDUCT OR VIOLATION OF LAW.

22.2 Notwithstanding anything to the contrary in this Agreement or otherwise, the parties agree that the following types of damages are foreseeable and recoverable under this Agreement (a) the costs incurred by NCR Voyix to perform a workaround or correct any errors or deficiencies in the Products; (b) the costs incurred by NCR Voyix to transition supply of the Product(s) from Supplier to NCR Voyix or one or more alternative providers and to obtain substitute Products; (c) fines or penalties assessed against NCR Voyix as a result of the failure of the Products to conform to the requirements of this Agreement; (d) costs, damages or expenses incurred by NCR Voyix resulting from Supplier’s failure to meet a delivery commitment, including, (e) fees or penalties imposed on NCR Voyix by its customer resulting from NCR Voyix’s failure to meet a customer’s delivery requirements, or additional costs in attempting to ensure that such delivery commitment is met; including without limitation, wages and salaries of additional employees, travel expenses, overtime expenses, and similar charges.

23.	Force Majeure

Neither Party shall be liable for loss, damage, delay or failure to perform resulting from any cause whatsoever beyond its reasonable control, including natural disasters, fire, flood, infectious diseases, public health developments, epidemics and pandemics, strike or lockout, actions of a civil or military authority, insurrection, war, embargo, an act of terrorism and container or transportation shortage (“Force Majeure Event”). In the event a Force Majeure Event occurs, a Party’s time to perform shall be extended for a time equivalent to that lost due to the force majeure condition. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. Notwithstanding the foregoing, nothing in this Section 23 shall relieve NCR Voyix of its obligation to pay any amounts due pursuant to this Agreement. If the Party invoking this Section is prevented from performing its obligations under the Agreement for more than sixty (60) days, the Party injured by the inability of the other to perform has the right upon written notice to terminate this Agreement.

24.	Intellectual Property Ownership and Rights

24.1 Each Party and its Affiliates owns and shall continue to own its Pre-Existing Intellectual Property. Intellectual Property licensed by a third party to a Party or any of its Affiliates that is owned by such third party shall continue to be owned by such third party. Nothing contained in the Agreement shall in any way change or affect, implicitly or explicitly, any ownership of any Pre-Existing Intellectual Property or Intellectual Property owned by a third party.

24.2 Each Party will own the New Intellectual Property in accordance with law. Notwithstanding the preceding sentence, all New Intellectual Property that is (a) based on any Intellectual Property of NCR Voyix or any of its Affiliates, including trade secrets and other confidential information (including Confidential Information) of NCR Voyix or any of its Affiliates, or (b) related to the products (including Products, including Materials), services (including Services), or solutions of NCR Voyix or any of its Affiliates and Improvements thereof will be owned by NCR Voyix (collectively, “NCR Voyix New Intellectual Property”). The New Intellectual Property of a Party (including the NCR Voyix New Intellectual Property) will be treated as Confidential Information of such Party, including by the other Party and its Affiliates. To the extent Supplier has any ownership rights in or to any NCR Voyix New Intellectual Property it hereby assigns all of its rights, title and interest therein and thereto to NCR Voyix. Supplier agrees to cooperate with NCR Voyix to establish, secure, and perfect, and protect NCR Voyix’s ownership rights in and to the NCR Voyix New Intellectual Property, including executing reasonable documentation for that purpose.

24.3 NCR Voyix hereby grants Supplier a personal, non-exclusive, non-transferable (except to an Affiliate of such Subsidiary, or in conjunction with the sale to a third party of all or substantially all of the equity or assets of Supplier, an Affiliate of Supplier, or a business of Supplier or an Affiliate of Supplier to which this license in this Section 24.3 applies), non-sublicensable (except to its Affiliates and Persons operating on behalf of and for Supplier or its Affiliates to the extent such Person is operating on behalf of and for Supplier or its Affiliates), fully paid-up, perpetual, worldwide license under the NCR Voyix New Intellectual Property to use those portion(s) of the NCR Voyix New Intellectual Property that are generic, but also specifically applicable to the services of Supplier that are specifically necessary for Supplier and its Affiliates to carry out their manufacturing services and Improvement thereof and thereto that are tied to and based on their current manufacturing services. Notwithstanding anything to contrary herein, the license provided in this Section 24.3 does not apply to any services (including manufacturing services) of Supplier or any of its Affiliates for, in conjunction with or related to products (including Products, including Materials), services (including Services), or solutions of NCR Voyix or any of its Affiliates, or any substantially the same or similar products, services or solution or any Improvements thereof.

24.4 NCR Voyix, on behalf of itself and its Affiliates, hereby grants (and to the extent NCR Voyix does not have the right or authority to do so on behalf of one or more of its Affiliates, it will ensure each such Affiliate grants) Supplier a personal, non-exclusive, non-transferable, non-sublicensable (except to its Affiliates and Persons (as defined in the SDA) operating on behalf of and for Supplier or its Affiliates to the extent such Person is operating on behalf of and for Supplier or any of its Affiliates), fully paid-up, worldwide license to use the trademarks of NCR Voyix and/or its Affiliates specified in an applicable Purchase Order (“Licensed NCR Voyix Trademarks”) for the purpose(s) and for the period of time specified in that Purchase Order. If a Purchase Order does not contain the information specified above, then the foregoing license shall not apply with respect to such Purchase Order and in anyway with respect to the associated Products. Supplier will use all of the Licensed NCR Voyix Trademark specified in any Purchase Order in accordance with any guidelines provided by NCR Voyix to Supplier. Any and all uses of any Licensed NCR Voyix Trademark specified in any Purchase Order will inure to the benefit of NCR Voyix or the applicable NCR Voyix Affiliate, as the case maybe. Supplier shall not acquire any ownership rights in or to any trademark or NCR Voyix or any of its Affiliates (including any Licensed NCR Voyix Trademark specified in any Purchase Order), whether directly or indirectly under this Agreement (including by reason of its use by Supplier, by operation of law or otherwise). At NCR Voyix’s request, Supplier shall execute any and all documents reasonably required to confirm or otherwise aid in establishing NCR Voyix’s ownership in and to any of the Licensed NCR Voyix Trademarks specified in any Purchase Order. Supplier shall maintain the quality of the Products with which any NCR Voyix Licensed Trademark specified in any Purchase Order is used or associated with, with at least the same quality as they had prior to the execution of the SDA. Upon reasonable notice by NCR Voyix, Supplier shall provide NCR Voyix the right of inspection, including the right to receive a reasonable number of samples of the Products to ensure their quality. If, after discussion with Supplier, NCR Voyix reasonably determines through such inspection that any of the Products do not meet NCR Voyix quality standards, Supplier agrees to cooperate with NCR Voyix in a timely manner to remedy any associated deficiencies. In addition, upon reasonable request by NCR Voyix, Supplier shall provide NCR Voyix with a reasonable number of samples of its use or intended us of the Licensed NCR Voyix Trademarks specified in any of the Purchase order and modify such use or intended use to the extent requested by NCR Voyix.

24.5 Except to the extent specifically provided herein (as supplement by an applicable Purchase Order), neither Party nor any of its Affiliates is granted or provided with, or obtains, implicitly or explicitly, any rights (including ownership rights) under, to or with respect to any Intellectual Property of the other Party, any of its Affiliates or any third party.

25.	Intellectual Property Infringement or Misappropriation Claims

25.1 Supplier will: (a) at its expense defend NCR Voyix, its Affiliates and each of their officers, directors, employees, successors, and assigns, and to the extent they are operating on behalf of or for NCR Voyix or any of its Affiliates, any of their contractors, consultants and agents (“NCR Voyix Indemnitees”) against any IP Claim; and (b) indemnify NCR Voyix Indemnitees by paying the damages, costs, and attorneys’ fees with respect to the IP Claim that are either awarded against any NCR Voyix Indemnitee in a final, non-appealable court judgment, or required to be paid by any NCR Voyix Indemnitee in a settlement of the IP Claim that Supplier has agreed to in writing. As used in this Section, an “IP Claim” means a suit brought against an NCR Voyix Indemnitee by a third party to the extent the suit alleges that any of the following infringes or misappropriates a patent, copyright, or other intellectual property right of the third party (i) Supplier tools or Supplier Supplied Software used by Supplier or any of its subcontractors under this Agreement, or (ii)

manufacturing, assembly, or supply processes used under this Agreement by Supplier or any of its subcontractors, or (iii) a Product that does not conform to the Specifications, if such suit would not have arisen but for the non-conformance, or (iv) modifications made to, or items or features included in Products by Supplier, that are not included in the Specification without NCR Voyix authorization,.

25.2 Supplier’s obligations set forth in this Section 25 are subject to NCR Voyix or any applicable NCR Voyix Indemnitee: (a) providing Supplier prompt notice that the IP Claim has been threatened or brought, whichever is sooner (“Claim Notice”); (b) providing Supplier sole control of the defense and any appeal or settlement (at Supplier’s discretion) of the IP Claim (collectively, “Resolution”); (c) cooperating with Supplier (including providing relevant documentation and information) with respect to the IP Claim or Resolution; and (d) complying with all court orders. If both NCR Voyix or another NCR Voyix Affiliate delays in providing the Claim Notice and it causes detriment to Supplier with respect to the Resolution, Supplier’s obligations set forth in this Section 25 will not apply to the IP Claim to the extent of such detriment. Notwithstanding any other provision of this Agreement, Supplier is not responsible for any fees (including attorneys’ fees), expenses, costs, judgments, or awards that are incurred prior to Supplier’s receipt of the Claim Notice from NCR Voyix or another NCR Voyix Indemnitee. Supplier will have the sole right to select counsel. NCR Voyix or any other NCR Voyix Indemnitee may engage additional counsel of it’s choosing at its expense for purposes of conferring with Supplier’s counsel.

25.3 The obligations set forth in this Section will not apply to an IP Claim if the alleged infringement is based on, caused by, or results from: (a) Supplier’s compliance with any of NCR Voyix’s or its Affiliates’ designs, specifications, instructions, or the NCR Voyix Supplier Quality Manual; or (b) modification of the Product other than by Supplier.

25.4 If an intellectual property infringement or misappropriation allegation is brought or threatened against the Product, or Supplier believes that such an allegation may be brought or threatened, Supplier may: (a) obtain a license for the Product; (b) modify the Product; or (c) replace the Product with a product having substantially the same functionality. If Supplier in its discretion determines that none of the foregoing is available on a reasonable basis, then upon notice from Supplier, NCR Voyix or an NCR Voyix Affiliate, as applicable, will promptly return the Product to Supplier, and Supplier will refund the price NCR Voyix or an NCR Voyix Affiliate paid Supplier for the returned Products, less depreciation on a five-year straight-line basis.

25.5 THIS SECTION SETS FORTH SUPPLIER’S ENTIRE OBLIGATIONS, AND THE NCR VOYIX INDEMNITEES’ EXCLUSIVE REMEDIES, WITH RESPECT TO THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT AND MISAPPROPRIATION, INCLUDING ANY IP CLAIM.

26.	Confidential Information and Data

26.1	Company Information

Supplier and NCR Voyix each acknowledge that the other Party may disclose its Company Information for the purpose of exercising its rights and performance of obligations pursuant to this Agreement. For the purposes of this Section, neither Supplier nor its Affiliates nor its or their subcontractors shall be considered contractors or subcontractors of NCR Voyix.

26.2	Obligations

26.2.1 NCR Voyix and Supplier will each refrain from unauthorized use, storage and disclosure, will hold as confidential and will use the same level of care to maintain the confidentiality and prevent misappropriation or dissemination of, the other Party’s Company Information as it employs to maintain the confidentiality and prevent misappropriation or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care in view of the scope of the Services, the obligations of the Parties under the Agreement (including the obligations of Supplier pursuant to Section 17 (Legal Requirements)), the businesses of the Parties, the geographical coverages of the Services and the nature of the Company Information of each Party disclosed pursuant to this Agreement. In no event shall a “reasonable standard of care” require less care than the full and timely satisfaction by each Party of its obligations pursuant to the Agreement. Notwithstanding the foregoing confidentiality and similar obligations in this Section (but subject to compliance with law), the Parties may disclose to and permit use of the other Party’s Company Information by their respective legal counsel, auditors, investment and financial advisors, contractors and subcontractors where: (i) such disclosure and use is reasonably necessary, and is only made with respect to such portion of the Company Information that is reasonably necessary, to permit Supplier and NCR Voyix to perform their obligations or exercise their rights hereunder, for their respective legal counsel, auditors, contractors and subcontractors to provide the Services to or on behalf of NCR Voyix or for NCR Voyix to use the Services to perform or have performed services substantially similar to, the same as the Services upon expiration or termination of the Agreement or to have other services provided to NCR Voyix, for their legal counsel, auditors, investment and financial advisors to provide advice and counsel to NCR Voyix in connection with the Agreement or NCR Voyix’s business affairs; (ii) such auditors, investment and financial advisors, contractors and subcontractors (but not their attorneys) are bound in writing by obligations of confidentiality, non-disclosure and the other restrictive covenants at least as restrictive and extensive in scope as those set forth in this Section; and (iii) Supplier and NCR Voyix each assumes full responsibility for the acts or omissions of the persons and entities to which each makes disclosures of the other Party’s Company Information no less than if the acts or omissions were those of Supplier and NCR Voyix, respectively. Notwithstanding the confidentiality obligations set forth in this Section 26.2.1, to the extent applicable, Supplier’s obligations with respect to the physical and electronic security of the infrastructure in which NCR Voyix Data is processed and stored are set forth in the “Data Security and Privacy”, “Supplier Information Security Standards” and “Security Safeguards” Exhibits.

26.2.2 Each Party is responsible for ensuring that its legal counsel, auditors and subcontractors comply with this Section.

26.2.3 Without limiting the generality of the foregoing, neither Party will publicly disclose the other Party’s Company Information, including, without limitation, the substantive or material commercial terms of the Agreement or the substantive positions of the Parties in the negotiation of the Agreement, except to the extent permitted by this Section and/or to enforce the terms of the Agreement, without the prior written consent of the other Party. Furthermore, except as set forth in the Agreement, neither Supplier nor NCR Voyix will acquire any right in or assert any lien against the other Party’s Company Information, and/or refuse to promptly return, provide a copy in the format requested of, or destroy such Company Information upon the request of the disclosing Party.

26.3	Exclusions

26.3.1 Notwithstanding the foregoing and excluding the Personally Identifiable Information, this Section 26 and the provisions of any other contract, agreement or similar document, however described, between the Parties regarding either Party’s Company Information, shall not apply to any information which Supplier or NCR Voyix can demonstrate was or is: (a) in the public domain at the time of disclosure, (b) published or otherwise becomes part of the public domain after disclosure through no fault of the receiving Party, (c) in the possession of the receiving Party at the time of disclosure other than as a result of a breach of duty owed to the disclosing Party, (d) disclosed to it by a third party where the receiving Party does not know and reasonably does not believe it to be subject to use or disclosure restrictions , or (e) independently developed by the receiving Party without reference to or use of the disclosing Party’s Company Information. Further, either Party may disclose the other Party’s Company Information to the extent required by law or order of a court or governmental agency or the rules of the New York Stock Exchange, the NASDAQ Stock Market or similar national stock exchange. However, in the event of disclosure pursuant to an order of Court or governmental agency, and subject to compliance with law or such order of Court or governmental agency, the recipient of such Company Information shall give the disclosing Party prompt notice to permit the disclosing Party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing Party’s cost and expense. The receipt of Company Information under the Agreement will not limit or restrict assignment or reassignment of employees of Supplier and NCR Voyix within or between the respective Parties and their Affiliates.

26.4 Data Ownership

26.4.1 All NCR Voyix Company Information (including, without limitation, NCR Voyix Data, records and reports related to NCR Voyix) whether in existence at the Commencement Date and/or compiled thereafter in the course of performing the Services, shall be treated by Supplier and its subcontractors as the exclusive property of NCR Voyix and the furnishing of such NCR Voyix Company Information, or access to such items by, Supplier and/or its subcontractors, shall not grant any express or implied interest in such NCR Voyix Company Information to Supplier and/or its subcontractors, and Supplier’s and its subcontractors’ use of such NCR Voyix Company Information shall be limited to such use as is necessary to perform and provide the Services. Upon request by NCR Voyix at any time and from time to time and without regard to a Party’s default under the Agreement, Supplier and/or its subcontractors shall promptly deliver NCR Voyix Company Information to NCR Voyix (including, without limitation, all NCR Voyix Data, other data, records and related reports regarding NCR Voyix) in electronic format and in such hard copy as exists on the date of the request by NCR Voyix. All Supplier Company Information whether in existence at the Commencement Date and/or compiled thereafter in the course of performing the Services, shall be treated by NCR Voyix as the exclusive property of Supplier and the furnishing of such Supplier Company Information, or access to such items by NCR Voyix, shall not grant any express or implied interest in NCR Voyix relating to such Supplier Company Information, and NCR Voyix’s receipt and use of such Supplier Company Information shall be limited (i) to such receipt and use as permitted under the Agreement, including as reasonably necessary or appropriate to receive and use the Services and/or (ii) the Products.

26.5 Loss of or Unauthorized Access to Company Information; Intrusions

26.5.1 The receiving Party will immediately notify the disclosing Party, in writing in the event of any loss, unauthorized disclosure or access to or use or storage in violation of the Agreement of a disclosing Party’s Company Information (and with respect to NCR Voyix, NCR Voyix Data) known to the receiving Party. With respect to NCR Voyix Data, Supplier shall also immediately notify NCR Voyix, orally and in writing, of any known security breach or other circumstance that may result in the unauthorized use, access, disclosure, alteration or destruction of Personally Identifiable Information contained in NCR Voyix Data or of any accidental loss, destruction, or damage to NCR Voyix Data.

26.5.2 Supplier will provide NCR Voyix and its representatives with access to Supplier’s policies, processes and procedures, and descriptions of its systems relating to intrusion detection and interception, with respect to the systems used by Supplier to provide the Services for the purpose of assessing those systems, processes, policies and procedures. Supplier will notify NCR Voyix immediately in writing of any such intrusion or attack that is successful in accessing NCR Voyix Data or that could reasonably be expected to have a material adverse effect on the Services.

26.6 Limitation

The covenants of confidentiality and other restrictive covenants set forth herein will continue and must be maintained from the Commencement Date through the termination of the Services and (A) with respect to trade secrets, until such trade secrets no longer qualify as trade secrets under applicable law; and (B) with respect to Confidential Information, for a period equal to the longer of 3 years after termination of the Parties’ relationship under the Agreement, or as long as required by applicable law.

27.	Insurance

27.1 Supplier will, at its own cost and expense, during the term of this Agreement (and if coverage is on a “Claims Made” form, then a policy must be maintained, for a period of six years after the date of Supplier’s last shipment of Products under this Agreement), purchase and maintain (i) commercial general liability and product liability insurance written by an insurer acceptable to NCR Voyix and which is licensed to conduct business in the United States; and (ii) workers’ compensation and employer’s liability insurance as required by local law, such policies to waive any subrogation rights against Supplier. Such insurer will have a minimum A.M. Best Rating of A-VII or a minimum Standard & Poor’s rating of A.

27.2 Supplier’s commercial general liability and product liability insurance will be written on an occurrence form with minimum policy limits of not less than ten million dollars (USD $10,000,000), combined coverage of personal injury, bodily injury, property damage, completed operations/product liability and contractual liability, per occurrence and will include the following extensions: (i) Blanket contractual coverage, (ii) A severability of interest clause and (iii) Worldwide coverage territory. If Supplier is a non-US entity, coverage will extend to suits and/or claims made in the United States of America.

27.3 All of Supplier’s insurance deductibles, self-insured exposures, uninsured, or underinsured exposures are at Supplier’s risk and are for Supplier’s account.

27.4 Certificates of insurance showing compliance with the requirements in Section 27 will be furnished by Supplier immediately after signing this Agreement, and thereafter upon request by NCR Voyix. Failure of Supplier to secure the required coverages and minimum limits, or the failure to supply certificates of insurance properly evidencing such coverages and minimum limits will in no way relieve Supplier from its obligations herein. Notwithstanding the foregoing, however, NCR Voyix will be under no duty to examine such certificates or other evidence of insurance, or to advise Supplier in the event that its insurance is not in compliance with this Agreement, nor will Supplier’s purchase of appropriate insurance coverage or the furnishing of certificates of insurance release Supplier from its obligations or liabilities under this Agreement.

27.5 Supplier’s commercial general liability insurance policy will name NCR Voyix, its parent, subsidiaries and affiliated entities and their respective officers, directors, employees, stockholders, and agents as additional insureds.

27.6 Except for Worker’s Compensation, Employer’s Liability, and employee dishonesty insurance, all of Supplier’s insurance required in this Section will be primary to and will receive no contribution from any other insurance maintained by, on behalf of, or benefiting NCR Voyix, its parent, subsidiaries and affiliated entities, and their respective officers, directors, employees, and stockholders; but only to the extent of Supplier’s contributory negligence.

27.7 NCR Voyix, in its sole discretion, reserves the right to require additional coverage from time to time which may be reasonable considering the use of the Products and the area in which they are distributed.

27.8 Supplier’s obligations under this Section will survive termination or expiration of this Agreement.

28.	Termination and Expiration

28.1 Either party may terminate this Agreement immediately by giving ninety (90) days prior written notice to the other Party, if a Party is unable to pay its debts as they become due, files for voluntary or is subject to the filing for involuntary dissolution, is declared insolvent, makes an assignment for the benefit of creditors, or suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties.

28.2 Either Party may terminate this Agreement, in whole or in part, immediately by giving written notice to the other Party, if such Party fails to perform in accordance with or breaches any material term, condition, or provision of this Agreement (including a Service Level Termination Event as defined in Exhibit 2), provided that the non-breaching Party first gives thirty (30) days written notice of such failure or breach, and the breaching Party fails to substantially correct such failure or breach to the reasonable satisfaction of the non-breaching Party within a period of thirty (30) days after receipt of such notice.

28.3 Upon termination or expiration, both parties will, in good faith:

28.3.1 use Commercially Reasonable Efforts to mitigate the costs of termination. Supplier will use Commercially Reasonable Efforts to cancel all applicable Material purchase orders and reduce Material inventory through return for credit programs or allocate such Materials for alternative programs if applicable, or other customer orders provided the same can be used within 30 days of the termination; and

28.3.2 cooperate with each other, and shall take and perform the activities described on the “Termination/Expiration Assistance” Exhibit and Supplier shall assist NCR Voyix in the orderly, uninterrupted transfer and migration of the Services (including, without limitation, continuing to perform and provide the Services) to NCR Voyix itself or another services provider in connection with the expiration or earlier termination of the Agreement for any reason, however described.

28.4 Obligations on Termination or Expiration. On termination or expiration of this Agreement:

a.

NCR Voyix will purchase any Products in Supplier’s possession subject to a Purchase Order at the then current Product prices and Supplier will Deliver any such Products in accordance with the terms of this Agreement;

b.

NCR Voyix will purchase, and Supplier will Deliver, any Materials in Supplier’s possession, in transit and on order, to the extent necessary to satisfy Purchase Orders and 6 months of Forecast, at the price paid by Supplier for such Material, plus any applicable taxes and duties;

c.

Supplier will transfer any fixed manufacturing assets that are used solely for the provision of Services hereunder to NCR Voyix, subject to NCR Voyix’s payment of any taxes, duties, removal and transportation costs;

d.	for any tooling that was funded by NCR Voyix, Supplier will transfer such tooling to NCR Voyix subject to NCR Voyix’s payment of any applicable duties, taxes and transportation costs;

e.	for any tooling that was funded in whole or in part by Supplier, NCR Voyix will purchase such tooling from Supplier at book value, plus applicable duties, taxes and transportation costs;

f.	Supplier will cease using the Specifications, NCR Voyix’s Trademark, trade names, NCR Voyix’s Confidential Information and NCR Voyix’s Intellectual Property; and

g.

Supplier will, at the request of NCR Voyix, promptly return to NCR Voyix or its designated representatives or otherwise dispose of as NCR Voyix may instruct, all materials that contain Confidential Information in writing, recorded or other tangible form (other than correspondence between NCR Voyix and Supplier), and copies thereof, that Supplier may have in its possession, custody or under its direct or indirect control.

28.5 Survival Provision. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 28.3 will survive the termination of this Agreement for any reason.

28.6 Consequences of Termination.

a.

The termination of this Agreement shall not release NCR Voyix from its obligation to pay any sums owed to Supplier or from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the foregoing, however, neither party will by reason of the expiration or termination of this Agreement be liable to the other for compensation or damages on account of the loss of present or prospective income, or expenditures, investments or commitments made in connection therewith. Supplier hereby waives all rights to compensation which Supplier might otherwise be entitled to receive under applicable law upon expiration or termination of this Agreement, except for the compensation referred to in Section 28 and the Termination/Expiration Assistance Exhibit.

b.

In the event that compensation, damages, or other awards are granted under applicable law to the employees or other personnel of Supplier upon expiration or termination of this Agreement, NCR Voyix will be fully liable to reimburse the Supplier for all such expenditures required to be paid by Supplier. Supplier will give immediate notice to NCR Voyix of any proceedings in connection with such claims and will comply with all reasonable instructions issued therewith. Notwithstanding the foregoing, NCR Voyix will not be liable to contribute to the payment of any compensation required to be paid as a result of the expiration of this Agreement or any termination of this Agreement by, or due to default of the Supplier.

29.	General Provisions

29.1 Relationship. The Agreement does not create any partnership or agency relationship between the parties. None of the parties is authorized to act for or bind the other in any manner whatsoever, to direct and control the day-to-day activities of the other, to create or assume obligations on behalf of the other, not to make any express or implied representation or warranty on behalf of the other, unless such authorization is explicitly bestowed upon the other party under the Agreement.

29.2 Assignment. Neither party may assign or delegate this Agreement or any of the rights or duties under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate or to a person or entity into which it has merged or that has otherwise succeeded to all or substantially all of its business and assets, and that has assumed in writing or by operation of law all of its obligations under this Agreement.

29.3 Notices. Any notice or document to be served under the Agreement may be delivered or sent by ordinary or registered mail, or by overnight delivery to the party to be served, as follows:

to NCR Voyix: NCR Voyix Corporation Attn: General Counsel Notices 864 Spring Street NW Atlanta, Georgia 30308 United States with a simultaneous copy to law.notices@ncr.com	to Supplier: NCR Corporation India Private Ltd. Attn: Director—Manufacturing Operations 11, Niton Building, Palace Road Bengaluru 560052

or at such other address as the receiving party may have notified to the other party in accordance with this Section.

29.4 Entirety of Agreement. This Agreement and the documents referred to therein comprise the entire agreement between the parties relating to the subject matter of the Agreement and supersedes all prior agreements, arrangements, and communications among the parties, whether oral or in writing, with respect to the subject matter of this Agreement.

29.5 Waiver. Neither party’s failure to exercise any of its rights hereunder constitutes a waiver of such rights or prejudice such rights in any other manner.

29.6 Headings. Headings used in the Agreement are for convenience only and shall not control or affect the meaning or construction any of the provisions of the Agreement.

29.7 Partial invalidity. If any provision of the Agreement is declared void or unenforceable by any court or tribunal of competent jurisdiction, the other provisions of the Agreement will remain in effect, unless such provisions are deemed to be connected with the void or unenforceable provision. Should the other provisions remain valid, both parties will endeavor to substitute for the void or unenforceable provision a valid provision that reflects the parties’ original intent to the greatest possible extent.

29.8 Modification. This Agreement may be amended only by written agreement between the parties unless the Agreement explicitly provides otherwise.

29.9 Governing Law and Disputes. New York law governs this Agreement, all Orders made and any transactions occurring under it, and the relationships created by it, without reference to principles of conflicts of law that would result in the application of any other State’s laws.

30.	Dispute Resolution

30.1 Negotiation

a.

In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of or in any way related to this Agreement or the transactions contemplated hereby or thereby, including any claim based on contract, tort, law or constitution (but excluding any controversy, dispute or claim arising out of any contract with a third party if such third party is a necessary party to such controversy, dispute or claim) (collectively, “Disputes”), a party must provide written notice of such Dispute (“Dispute Notice”). The Parties agree to negotiate in good faith to resolve any noticed Dispute. If the parties are unable for any reason to resolve a Dispute within 45 days from the time of receipt of the Dispute Notice and the 45-day period is not extended by mutual written consent, then the Chief Executive Officers of the parties shall enter into negotiations for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed sixty 60 days from the 45th day noted above, if and as extended by mutual agreement of the parties (the “Negotiation Deadline”).

b.

Notwithstanding anything to the contrary contained in this Agreement, in the event of any Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 30.1 (i) the relevant parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of the Dispute Notice, and (ii) any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall be tolled by the submittal of a Dispute Notice. All things said or disclosed and all documents produced in the course of any negotiations, conferences and discussions in connection with efforts to settle a Dispute that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose in any Proceeding and shall be considered as to have been said, disclosed or produced for settlement purposes only.

30.2 Right to Seek Urgent Relief Immediately. The Parties’ agreement to negotiate as described in Section 30.1 shall not prevent either Party from commencing arbitration (according to the procedures set forth in Section 30.3) or court proceedings (for the purposes specified in Section 30.3) in order to seek injunctive or other urgent relief, including but not limited to conservatory measures to maintain the status quo or prevent dissipation of assets or injury to property.

30.3 Arbitration

a.

If the Dispute has not been resolved for any reason by the Negotiation Deadline, then such Dispute shall, at the request of any relevant Party, be exclusively and finally determined by binding arbitration (as provided for in this Section 30.3) administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures effective June 1, 2021, unless the Parties agree in writing to another arbitration service provider and/or rules of arbitration, except, in any event, the applicable rules of arbitration (the “Rules”) shall be modified as set out herein; provided that any relevant Party may commence arbitration or court proceedings seeking urgent relief (as described in Section 30.2) at any time. Any question of the arbitrability of any Dispute or the existence, scope, validity or enforceability of this Section 30.3 shall be referred to and resolved by the arbitrators.

b.	The seat of arbitration shall be Atlanta, Georgia, unless the Parties agree in writing to another seat of arbitration.

c.

For any Dispute asserting claims exceeding US $1 million (or equivalent value) or seeking injunctive relief, the arbitration shall be conducted by a panel of three arbitrators. All other Disputes shall be conducted by a sole arbitrator. In the event any party challenges whether the dispute belongs above or below this monetary threshold for these purposes, the issue shall be resolved exclusively by the administrator of JAMS (or such other arbitration service provider as may be agreed upon in writing by the Parties) and shall be treated as an administrative matter only. In the case of a panel of three arbitrators, each Party shall appoint an arbitrator within twenty days of a Party’s receipt of a Party’s demand for arbitration. The two Party-appointed arbitrators shall appoint the third and presiding arbitrator within twenty days of the appointment of the second arbitrator. In the case of a sole arbitrator, the arbitrator shall be appointed in accordance with the applicable Rules. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall appoint a successor within 20 days. In the event an arbitrator is not appointed by a Party or the arbitrators within the time periods specified herein, JAMS (or such other arbitration service provider as may be agreed upon in writing by the Parties) shall be authorized to appoint such arbitrator in accordance with the applicable Rules. In all cases, all arbitrators must be a licensed attorney or judge with at least ten years of experience in commercial litigation and/or arbitration.

d.

In the event a Party is in need of urgent relief prior to the appointment of the arbitrator(s), the Parties consent to the procedures and powers provided in the Rules for the appointment of an emergency arbitrator to consider such relief. Notwithstanding any rule to the contrary, the arbitrator(s), once appointed, will have full authority to modify, vacate or supplement any temporary or provisional relief issued by an emergency arbitrator on such grounds as the arbitrator(s) consider appropriate.

e.

Nothing contained herein is intended to or shall be construed to deprive any court of its jurisdiction to issue pre- or post-arbitral injunctions, pre- or post-arbitral attachments, or other orders in aid of arbitration proceedings, or to enforce arbitration judgments and awards, including by issuing orders confirming such judgments and awards. Without prejudice to such equitable remedies as may be granted by a court of competent jurisdiction, the arbitrators shall have full authority to grant provisional remedies and to direct the parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect. The Parties agree to accept and honor all orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such orders may be enforced, as necessary, in any court of competent jurisdiction.

f.

The Parties consent and submit to the exclusive jurisdiction of any federal court in the Northern District of Georgia or, where such court does not have jurisdiction, any Georgia state court in Fulton County, Georgia (“Georgia Courts”) to compel arbitration, for urgent relief as set forth in Section 30.2, for interim or provisional remedies in aid of arbitration and for the enforcement of any arbitral award rendered hereunder. In any such action, each Party: (i) irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Georgia Court; (ii) irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 30.3; and (iii) irrevocably waives any right to trial by jury in any court as set forth in Section 30.5.

g.

Discovery shall be limited to only: (i) documents directly related to the issues in dispute; (ii) no more than three depositions for any Dispute asserting claims exceeding US $1 million (or equivalent value) or seeking injunctive relief, or two depositions for all other Disputes; and (iii) ten interrogatories. The arbitration procedures shall include provision for production of documents relevant to the Dispute; provided that the parties shall make good faith efforts to conduct the arbitration such that all documentary and deposition discovery is completed within 90 days of the appointment of the arbitrator(s) or as soon as reasonably practicable thereafter. All discovery, if any, shall be completed within 90 days of the appointment of the arbitrator(s) or as soon as practicable thereafter. The Parties agree that, without derogating from any other provisions of the Rules allowing for summary disposition, the arbitrator(s) shall permit applications for summary disposition to be filed at least 30 days prior to any scheduled evidentiary hearing and shall be empowered to grant such applications where justice and efficiency warrant such relief, in which case there shall be no need for a full evidentiary hearing. Adherence to formal rules of evidence in any hearing on the matter shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate.

h.

The parties shall make good faith efforts to conduct the arbitration such that all written submissions are submitted and any hearing to be conducted is held no later than 180 days following appointment of the arbitrators or as soon as reasonably practicable thereafter; provided, however, that the failure to meet such deadline shall not invalidate the arbitration or any award of the arbitrators.

i.

For any Dispute asserting claims exceeding US $1 million (or equivalent value) or seeking injunctive relief, the panel of arbitrators shall render a reasoned award. For all other Disputes, the sole arbitrator shall not be required to render a reasoned award, provided, however, that such omission of written reasoning shall not invalidate the arbitration or any award of the sole arbitrator. In all cases, the arbitrator(s) shall make good faith efforts to render an award within 30 days of the close of the hearing on the merits or the final written submission (whichever occurs later) or a soon as practicable thereafter; provided, however, that the failure to meet such deadline shall not invalidate the arbitration or any award of the arbitrator(s). The arbitrator(s) shall be entitled, if appropriate, to award any remedy that is permitted under this Agreement and applicable Law and Rules, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a third-party claim, and the arbitrators are not empowered to and shall not award such damages.

j.

The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties and shall be the sole and exclusive remedy between the Parties regarding any Dispute presented to the arbitrator(s). The Parties agree to comply with any award made in any such arbitration and agree to the enforcement of or entry of confirming judgment upon such award in any court of competent jurisdiction.

k.

Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties, or as may be required by Applicable Laws or any governmental authority, the relevant Parties shall keep confidential all matters relating to any arbitration hereunder. The Parties agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) any award arising from the arbitration; provided, however, that such information and awards may be disclosed (i) to the extent reasonably necessary to enforce this Agreement or give effect to this Section 30.3, (ii) to enter judgment upon any arbitral award rendered hereunder or as is required to protect or pursue any other legal right, and (iii) to the extent otherwise required by law or a governmental authority (including any public disclosure required by securities laws).

30.4 Continuity of Service and Performance. During the course of resolving a Dispute pursuant to the provisions of this Section 30, the Parties will continue to provide all other services and honor all other commitments under this Agreement with respect to all matters not the subject of the Dispute.

30.5 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING ARISING OUT OF OR RELATING TO A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 30.5.